Exhibit 99.1

 PolyMedica Reports Results for Fiscal 2006 Fourth Quarter and Fiscal
                             2006 Year-End

    WAKEFIELD, Mass.--(BUSINESS WIRE)--May 25, 2006--

  Company Issues Fiscal 2007 Earnings Per Share Guidance of $1.80 to $2.10, Excluding Stock Option Expense of $0.30 to $0.33 Per Share, on
                   Revenues of $680 to $740 Million

    Highlights:

    -- Revenues from continuing operations for fiscal 2006 were $491.5 million, a 29.4% increase over the prior year;

    -- Earnings per share from continuing operations for fiscal 2006 were $1.47, an 18.5% increase over the prior year;

    -- Diabetes patients increased to 875,000, representing growth of 24.7% from one year ago;

    -- Pharmacy revenue for the fourth quarter increased 40.6% over the sequential quarter and 58.7% over the fourth quarter of last year; and,

    -- To date, the Company's efforts in the Medicare Prescription Drug Program (Part D) initiative has resulted in offering prescription drug services to over 44,000 patients.

    PolyMedica Corporation (NASDAQ/NM:PLMD) announced today its financial results for the fiscal 2006 fourth quarter and year ended March 31, 2006.
    For the fiscal quarter ended March 31, 2006, net revenues were $140.6 million, a 40.2% increase over $100.3 million for the same period in the prior fiscal year. Net income from continuing operations for the quarter was $7.8 million, or $0.33 per diluted share, compared with $9.5 million, or $0.33 per diluted share, for the prior year period. The Company's net income for the quarter ended March 31, 2006, was reduced by approximately $2.7 million, or $0.11 per diluted share, as a result of its Medicare Prescription Drug Program (Part D) initiative.
    For the year ended March 31, 2006, net revenues were $491.5 million, a 29.4% increase over $379.9 million for fiscal 2005. Net income from continuing operations for the year ended March 31, 2006, was $37.4 million, or $1.47 per diluted share, compared with net income of $34.6 million, or $1.24 per diluted share, for the prior year period, excluding a one-time settlement charge of $0.66 per diluted share recorded in fiscal 2005.
    Commenting on the Company's quarterly and fiscal year results, President and Chief Executive Officer Patrick Ryan said, "Fiscal 2006 has been an excellent year for the Company. Our goals for the year were ambitious, in the face of the most dramatic changes to the healthcare system since the introduction of Medicare. The strong results in our core diabetes business and the growth in our pharmacy operations demonstrate the strength of the Liberty brand, the value proposition we offer our patients and our unique direct-to-consumer model. We added 57,000 new diabetes patients in the fourth quarter alone and over 330,000 new diabetes patients this past year. In addition, due to our significant investment in the implementation of the Medicare Part D drug benefit program, we now provide prescription drug services to over 44,000 Part D patients."
    Mr. Ryan continued, "The implementation of our Part D strategy was our top priority; however, I would be remiss if I did not mention several key strategic initiatives that we completed in 2006. We divested two non-core businesses and invested in the Liberty/AgaMatrix private label meter program. We also established a $250 million credit facility, completed two significant acquisitions, and deployed our balance sheet to enhance long-term shareholder value through the repurchase of approximately 5.3 million shares of the Company's stock."
    In closing, Mr. Ryan stated, "We are grateful for the strong response that we have received from our patients, our shareholders and the tireless dedication demonstrated by our team in meeting the various challenges presented during this exciting period for the Company. We will continue to focus and invest in our Part D initiative in order to ensure we meet our growth targets."
    The two non-core businesses divested by the Company include the sale of the Company's Women's Health Products Division in the second quarter and the sale of the assets of the Liberty Respiratory segment in the fourth quarter. Therefore, the Company has reclassified the operating results and applicable cash flows, assets and liabilities of these businesses into discontinued operations. All prior periods presented herein have been reclassified to conform to this presentation.

    Guidance for Fiscal Year Ending March 31, 2007

    The Company also announced the following guidance for the fiscal year ending March 31, 2007:

    -- Earnings per share of $1.80 - $2.10, excluding the impact of expensing stock options from adopting the revised Statement of Financial Accounting Standards No. 123 on April 1, 2006.

    -- Earnings per share of $1.47 - $1.80, including stock option expense of approximately $0.30 to $0.33 per share; fiscal year 2006 earnings per share, adjusted for stock option expense, was $1.21.

    --  Consolidated revenue of $680 - $740 million.

    --  Cash flows from operating activities of $65 - $75 million.

    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast today, Thursday, May 25, 2006, at 11:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-800-732-6079. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's Web site at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 875,000 active patients, the Company is the nation's largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with prescription medications through its wholly owned subsidiary, Liberty Healthcare Group. By communicating with patients on a regular basis, providing the convenience of home delivery and submitting claims for payment directly to Medicare and other insurers on behalf of its patients, PolyMedica provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians' orders. More information about PolyMedica can be found on the Company's Web site at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005, and Quarterly Reports on Form 10-Q for the periods ended December 31, September 30 and June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.


                        POLYMEDICA CORPORATION
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)

                               Three Months Ended   Fiscal Year Ended
                               -------------------  ------------------
                               March 31, March 31, March 31, March 31,
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Net revenues                   $140,629  $100,342  $491,515  $379,858
Cost of sales                    70,341    44,532   231,867   167,225
                               --------  --------  --------  --------

Gross margin                     70,288    55,810   259,648   212,633

Selling, general and
 administrative expenses         56,715    41,476   197,365   159,348
Settlement charge                  --        --        --      29,987
                               --------  --------  --------  --------

Income from
 continuing operations           13,573    14,334    62,283    23,298
Other income and expense         (1,870)      378    (3,909)    1,196
                               --------  --------  --------  --------

Income from continuing
 operations before
 income taxes                    11,703    14,712    58,374    24,494
Income tax provision              3,950     5,235    20,992     8,341
                               --------  --------  --------  --------

Income from continuing
 operations, net of
 income taxes                     7,753     9,477    37,382    16,153
                               --------  --------  --------  --------

Income from discontinued
 operations, net of
 income taxes                      (888)    2,234    23,016    16,281
                               --------  --------  --------  --------

Net income                       $6,865   $11,711   $60,398   $32,434
                               ========  ========  ========  ========

Income from continuing
 operations, net of
 income taxes, per weighted
 average share, diluted           $0.33     $0.33     $1.47     $0.58

Income from discontinued
 operations, net of
 income taxes, per weighted
 average share, diluted          $(0.04)    $0.08     $0.91     $0.58
                               --------  --------  --------  --------

Net income per weighted
 average share, diluted           $0.29     $0.41     $2.38     $1.16
                               ========  ========  ========  ========

Weighted average
 shares, diluted                 23,730    28,350    25,370    27,956

Supplemental information
 on segment net revenues:
  Liberty Diabetes             $110,463   $81,332  $399,460  $315,019
  Pharmaceuticals                30,166    19,010    92,055    64,839
                               --------  --------  --------  --------
   Total net revenues          $140,629  $100,342  $491,515  $379,858
                               ========  ========  ========  ========

Supplemental summarized
 information on cash flows:
Cash flows (used for)
 from operating activities        $(312)  $30,533   $11,923   $33,154
Cash flows used for
 investing activities            (7,565)  (17,003)  (53,586)  (31,656)
Cash flows (used for)
 from financing activities       10,907    (1,458)  (21,482)    1,519
                               --------  --------  --------  --------
Net change in cash and
 cash equivalents                 3,030    12,072   (63,145)    3,017
Beginning cash and
 cash equivalents                 6,071    60,174    72,246    69,229
                               --------  --------  --------  --------
Ending cash and
 cash equivalents                $9,101   $72,246    $9,101   $72,246
                               ========  ========  ========  ========


                        POLYMEDICA CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)

                                                   March 31, March 31,
                                                     2006      2005
                                                   --------  --------

                                ASSETS

Current assets:
 Cash and cash equivalents                           $9,101   $72,246
 Marketable securities                                 --       6,804
 Accounts receivable, net                           104,013    62,054
 Inventories                                         34,467    25,730
 Deferred income taxes                                4,334    14,477
 Income tax receivable                                6,662     1,085
 Prepaid expenses and other current assets            9,896     7,327
 Current assets of discontinued operations             --       6,651
                                                   --------  --------
   Total current assets                             168,473   196,374

Property, plant and equipment, net                   64,678    59,984
Goodwill                                             64,488    10,498
Intangible assets, net                               27,228    14,954
Direct response advertising, net                     91,653    78,499
Other assets                                         12,797       438
Long-term assets of discontinued operations            --       8,316
                                                   --------  --------

   Total assets                                    $429,317  $369,063
                                                   ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses              $46,533   $29,119
 Current portion, capital lease obligations             596       559
 Current liabilities of discontinued operations         482     3,588
                                                   --------  --------
   Total current liabilities                         47,611    33,266

Long-term credit facility                           190,000      --
Capital lease, note payable and other obligations     1,144     3,113
Deferred income taxes                                31,411    31,659
                                                   --------  --------
   Total liabilities                                270,166    68,038

   Total shareholders' equity                       159,151   301,025
                                                   --------  --------

   Total liabilities and shareholders' equity      $429,317  $369,063
                                                   ========  ========


                        POLYMEDICA CORPORATION
           Consolidated Statement of Income - Reconciliation
                    of Non-GAAP Financial Measures
               (In thousands, except per share amounts)

                                              Fiscal Year Ended
                                                March 31, 2005
                                         ----------------------------
                                         Reported            Adjusted
                                           GAAP   Settlement Non-GAAP
                                          Totals    Charge    Totals
                                         --------  --------  --------
Income from continuing operations
 before income taxes                      $24,494   $29,987   $54,481
Income tax provision                        8,341    11,567    19,908
                                         --------  --------  --------

Income from continuing operations,
 net of income taxes                     $16,153   $18,420   $34,573
                                         ========  ========  ========

Income from continuing operations,
 net of income taxes, per weighted
 average share, diluted                     $0.58     $0.66     $1.24
                                         ========  ========  ========

The Company believes that referring to these non-GAAP totals facilitates a better understanding of its fiscal year operating results.

    CONTACT: PolyMedica Corporation
             Keith W. Jones, 781-486-8111